Exhibit 99.1

News Release

Inpixon Reports Second Quarter 2023 Financial Results
and Provides Business Update

Entered into a Definitive Merger Agreement with XTI Aircraft;
Merger Expected to be Completed during the Fourth Quarter of 2023

Business Update Presentation with XTI Aircraft Management
to be Held Today at 4:30 p.m. ET

PALO ALTO, Calif., August 14, 2023/PRNewswire/ -- Inpixon® (Nasdaq: INPX), a leading provider of real-time location systems (RTLS), today provided a business update and reported financial results for the second quarter ended June 30, 2023.

“During the second quarter we continued our work to explore, identify, and pursue strategic alternatives with the goal of delivering additional value for our shareholders,” commented Nadir Ali, CEO of Inpixon. “Towards this end, we’re excited to have recently announced entering into a definitive merger agreement with XTI Aircraft, an innovative aviation company developing a vertical lift crossover airplane (VLCA). We believe this transaction will be transformational for Inpixon and XTI, resulting in a public company that will be engaged in both advancing the TriFan 600, a fixed wing, vertical takeoff and landing (VTOL) aircraft, and in offering RTLS solutions to industrial markets. With over 700 conditional pre-orders[1], representing the potential for gross revenues of approximately $7.1 billion[2], we believe there is a strong demand for the TriFan 600, and a compelling opportunity for Inpixon and its stockholders. We are enthusiastic about the potential of the combined company and anticipate closing the transaction during the fourth quarter of 2023.

“Inpixon improved its gross margins during the quarter as a result of lower cost of goods within the IIoT and SAVES business lines. With RTLS enabling customers to digitally track the location of assets, our customers can locate, learn, and leverage information to make data-driven business decisions. In addition, we have preserved a solid balance sheet with over $15.7 million in cash and cash equivalents as of June 30, 2023. Overall, we believe we are undertaking activities that have the potential to provide additional value for shareholders, and I would strongly encourage all our investors to participate in the business update presentation this afternoon, which will include an overview of XTI provided by its management team,” concluded Mr. Ali.

[1]	Conditional pre-orders refers to a combination of aircraft purchase agreements, non-binding reservation deposit agreements, and options.

[2]	Based on XTI’s current list price of $10 million per aircraft and assuming XTI is able to execute on the development program for the TriFan, secure FAA certification, and deliver the aircrafts.

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Financial Results

Revenues for the three and six months ended June 30, 2023 were $2.1 million and $5.2 million, respectively, compared to $2.6 million and $5.2 million, respectively, for the comparable periods in the prior year. This quarter-over-quarter decrease was primarily attributable to the decrease in Indoor Intelligence sales due to delayed shipments and lower sales for the SAVES product line. Gross profit for the three and six months ended June 30, 2023 was $1.7 million and $4.0 million, respectively, compared to $1.7 million and $3.6 million for the 2022 respective periods. The gross profit margin for the three and six months ended June 30, 2023, was 81% and 77%, compared to 67% and 68% for the three and six months ended June 30, 2022, respectively. This increase in gross margin was primarily due to the lower cost of revenues on the SAVES product line.

Operating expenses for the three months ended June 30, 2023 were $8.3 million and $11.1 million for the comparable period ended June 30, 2022. This decrease of approximately $2.8 million is primarily attributable to the $2.0 million of goodwill impairment in the three months ended June 30, 2022 and lower compensation, professional fees and legal expenses in the three months ended June 30, 2023. Operating expenses for the six months ended June 30, 2023 were $18.8 million and $22.2 million for the comparable period ended June 30, 2022. This decrease of $3.4 million is primarily attributable to the $2.0 million of goodwill impairment in the six months ended June 30, 2022, lower stock-based compensation and professional fees in the six months ended June 30, 2023 offset by $1.4 million of transaction costs in the 2023 period.

Net loss from continuing operations for the three months ended June 30, 2023 was $7.33 million compared to $8.97 million for the comparable period in the prior year. This decrease in loss of approximately $1.6 million was primarily attributable to the goodwill impairment of $2.0 million in the three months ended June 30, 2022 and lower operating expenses in the three months ended June 30, 2023. Net loss from continuing operations for both the six months ended June 30, 2023 and 2022, was $19.7 million. Non-GAAP Adjusted EBITDA for the three and six months ended June 30, 2023 was a loss of $5.0 million and $9.9 million, respectively, compared to a loss of $5.2 million and $11.7 million for the prior year periods, respectively. Non-GAAP Adjusted EBITDA is defined as net income or loss before interest, provision for income taxes, depreciation and amortization plus adjustments for other income or expense items, non-recurring items and non-cash items including stock-based compensation.

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Proforma non-GAAP net loss per basic and diluted common share for the three and six months ended June 30, 2023 was a loss of $0.18 and $0.79, respectively, compared to a loss of $2.72 and $5.88 for the prior year periods. Non-GAAP net loss per share is defined as net loss per basic and diluted share adjusted for non-cash items including stock-based compensation, amortization of intangibles and one-time charges and other adjustments including impairment of goodwill, provision for valuation allowance on notes, and acquisition costs.

Conference Call and Presentation Information

Inpixon will host a conference call presentation today at 4:30 p.m. ET to provide a business update as well as a presentation by the management of XTI Aircraft Company (“XTI”) following the recently announced definitive merger agreement between Inpixon and XTI.

Interested parties may access the conference call presentation at https://www.webcaster4.com/Webcast/Page/2235/48894 or at the link on Inpixon’s Investor Relations section of the website, ir.inpixon.com/ir-news-events/ir-calendar. A webcast replay will be available on Inpixon’s Investor Relations section of the website (ir.inpixon.com/ir-news-events/ir-calendar).

Shareholders and other interested parties are invited to submit questions to Inpixon management via email to inpx@crescendo-ir.com.

About Inpixon

Inpixon® (Nasdaq: INPX) is the innovator of Indoor Intelligence®, delivering actionable insights for people, places and things. Combining the power of mapping, positioning and analytics, Inpixon helps to create smarter, safer, and more secure environments. The company’s Indoor Intelligence and industrial real-time location system (RTLS) solutions are leveraged by a multitude of industries to optimize operations, increase productivity, and enhance safety. Inpixon customers can take advantage of industry leading location awareness, analytics, sensor fusion, IIoT and the IoT to create exceptional experiences and to do good with indoor data. For the latest insights, follow Inpixon on LinkedIn, and Twitter, and visit inpixon.com.

About XTI

XTI Aircraft Company is an aviation business based near Denver, Colorado. XTI is guided by a leadership team with decades of experience, deep expertise, and success bringing new aircraft to market, including more than 40 FAA-certified new aircraft configurations. XTI is founded on a culture of customer-focused problem solving to meet the evolving needs of modern travelers. For information and updates about XTI Aircraft Company and the TriFan 600, visit xtiaircraft.com. For information on reserving a priority position for the TriFan under the company’s pre-sales program, contact Mr. Saleem Zaheer at +1-720-900-6928 or szaheer@xtiaircraft.com.

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Non-GAAP Financial Measures

Management believes that certain financial measures not in accordance with generally accepted accounting principles in the United States (“GAAP”) are useful measures of operations. EBIDTA, Adjusted EBITDA and pro forma net loss per share are non-GAAP measures. Inpixon defines “EBITDA” as net income (loss) before interest, provision for (benefit from) income taxes, and depreciation and amortization. Management uses Adjusted EBITDA as a metric for which it manages the business, and Inpixon defines “Adjusted EBITDA” as EBITDA plus adjustments for other income or expense items, non-recurring items and non-cash items. Inpixon defines “pro forma net loss per share” as GAAP net loss per share adjusted for stock-based compensation, amortization of intangibles and one-time charges including impairment of goodwill and gain on equity securities.

Management provides Adjusted EBITDA and pro forma net loss per share measures so that investors will have the same financial information that management uses, which may assist investors in assessing Inpixon’s performance on a period-over-period basis. Adjusted EBITDA or pro forma net loss per share is not a measure of financial performance under GAAP and should not be considered an alternative to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA and pro forma net loss per share have limitations as analytical tools and should not be considered either in isolation or as a substitute for analysis of Inpixon’s results as reported under GAAP.

For more information on our non-GAAP financial measures and a reconciliation of GAAP to non-GAAP measures, please see the “Reconciliation of Non-GAAP Financial Measures” table accompanying this press release.

Contacts

Inpixon Contacts

General inquiries:
Email: marketing@inpixon.com
Web: inpixon.com/contact-us

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Investor relations:
Crescendo Communications for Inpixon
Tel: +1 212-671-1020
Email: INPX@crescendo-ir.com

XTI Aircraft Contacts

General inquiries:
Email: liftup@xtiaircraft.com
Web: xtiaircraft.com/cm/get-involved

Investor relations:
Crescendo Communications for XTI
Tel: +1 212-671-1020
Email: XTI@crescendo-ir.com

Important Information About the Proposed Transaction and Where to Find It

This press release relates to a proposed transaction between XTI Aircraft Company, a Delaware corporation (“XTI”), and Inpixon, a Nevada corporation (“Inpixon”), pursuant to an agreement and plan of merger, dated as of July 24, 2023, by and among Inpixon, Superfly Merger Sub Inc. and XTI (the “proposed transaction”). Inpixon has filed a registration statement on Form S-4 (the “Form S-4”) with the U.S. Securities and Exchange Commission (“SEC”), which includes a preliminary prospectus and proxy statement of Inpixon in connection with the proposed transaction, referred to as a proxy statement/prospectus. A proxy statement/prospectus will be sent to all Inpixon stockholders as of a record date to be established for voting on the transaction and to the stockholders of XTI. Inpixon will also file other documents regarding the proposed transaction with the SEC.

Before making any voting decision, investors and security holders are urged to read the registration statement, the proxy statement/prospectus, and amendments thereto, and the definitive proxy statement/prospectus in connection with Inpixon’s solicitation of proxies for its stockholders’ meeting to be held to approve the transaction, and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about Inpixon, XTI and the proposed transaction.

Investors and securityholders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Inpixon through the website maintained by the SEC at www.sec.gov.

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The documents filed by Inpixon with the SEC also may be obtained free of charge at Inpixon’s website at www.inpixon.com or upon written request to: Inpixon, 2479 E. Bayshore Road, Suite 195, Palo Alto, CA 94303.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS COMMUNICATION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS COMMUNICATION. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this communication, including statements regarding the benefits of the proposed transaction, the anticipated timing of the completion of the proposed transaction, the products under development by XTI and the markets in which it plans to operate, the advantages of XTI’s technology, XTI’s competitive landscape and positioning, and XTI’s growth plans and strategies, are forward-looking statements.

Some of these forward-looking statements can be identified by the use of forwardlooking words, including “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “plan,” “targets,” “projects,” “could,” “would,” “continue,” “forecast” or the negatives of these terms or variations of them or similar expressions. All forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements are based upon estimates, forecasts and assumptions that, while considered reasonable by Inpixon and its management, and XTI and its management, as the case may be, are inherently uncertain and many factors may cause the actual results to differ materially from current expectations which include, but are not limited to:

●	the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the price of Inpixon’s securities;

●	the failure to satisfy the conditions to the consummation of the proposed transaction, including the adoption of the merger agreement by the shareholders of Inpixon;

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●	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

●	the adjustments permitted under the merger agreement to the exchange ratio that could result in XTI shareholders or Inpixon shareholders owning less of the post-combination company than expected;

●	the effect of the announcement or pendency of the proposed transaction on Inpixon’s and XTI’s business relationships, performance, and business generally;

●	risks that the proposed transaction disrupts current plans of Inpixon and XTI and potential difficulties in Inpixon’s and XTI’s employee retention as a result of the proposed transaction;

●	the outcome of any legal proceedings that may be instituted against XTI or against Inpixon related to the merger agreement or the proposed transaction;

●	failure to realize the anticipated benefits of the proposed transaction;

●	the inability to meet and maintain the listing of Inpixon’s securities (or the securities of the post-combination company) on Nasdaq;

●	the risk that the price of Inpixon’s securities (or the securities of the postcombination company) may be volatile due to a variety of factors, including changes in the highly competitive industries in which Inpixon and XTI operate,

●	the inability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities;

●	variations in performance across competitors, changes in laws, regulations, technologies that may impose additional costs and compliance burdens on Inpixon and XTI’s operations, global supply chain disruptions and shortages,

●	national security tensions, and macro-economic and social environments affecting Inpixon and XTI’s business and changes in the combined capital structure;

●	the risk that XTI has a limited operating history, has not yet manufactured any non-prototype aircraft or delivered any aircraft to a customer, and XTI and its current and future collaborators may be unable to successfully develop and market XTI’s aircraft or solutions, or may experience significant delays in doing so;

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●	the risk that XTI is subject to the uncertainties associated with the regulatory approvals of its aircraft including the certification by the Federal Aviation Administration, which is a lengthy and costly process;

●	the risk that the post-combination company may never achieve or sustain profitability;

●	the risk that XTI, Inpixon and the post-combination company may be unable to raise additional capital on acceptable terms to finance its operations and remain a going concern;

●	the risk that the post-combination company experiences difficulties in managing its growth and expanding operations;

●	the risk that XTI’s conditional pre orders (which include conditional aircraft purchase agreements, non-binding reservations, and options) are canceled, modified, delayed or not placed and that XTI must return the refundable deposits;

●	the risks relating to long development and sales cycles, XTI’s ability to satisfy the conditions and deliver on the orders and reservations, its ability to maintain quality control of its aircraft, and XTI’s dependence on third parties for supplying components and potentially manufacturing the aircraft;

●	the risk that other aircraft manufacturers develop competitive VTOL aircraft or other competitive aircraft that adversely affect XTI’s market position;

●	the risk that XTI’s future patent applications may not be approved or may take longer than expected, and XTI may incur substantial costs in enforcing and protecting its intellectual property;

●	the risk that XTI’s estimates of market demand may be inaccurate;

●	the risk that XTI’s ability to sell its aircraft may be limited by circumstances beyond its control, such as a shortage of pilots and mechanics who meet the training standards, high maintenance frequencies and costs for the sold aircraft, and any accidents or incidents involving VTOL aircraft that may harm customer confidence;

●	other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Inpixon’s Annual Report on Form 10-K for the year ended December, 31, 2022, which was filed with the SEC on April 17, 2023 (the “2022 Form 10-K”) and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023 filed on May 16, 2023, and in the section entitled “Risk Factors” in XTI’s periodic reports filed pursuant to Regulation A of the Securities Act including XTI’s Annual Report on Form 1-K for the year ended December 31, 2022, which was filed with the SEC on July 13, 2023 (the “2022 Form 1-K”), as such factors may be updated from time to time in Inpixon’s and XTI’s filings with the SEC, the registration statement on Form S-4 and the proxy statement/prospectus contained therein. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

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Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Neither Inpixon nor XTI gives any assurance that either Inpixon or XTI or the post-combination company will achieve its expected results. Neither Inpixon nor XTI undertakes any duty to update these forward-looking statements, except as otherwise required by law.

Participants in the Solicitation

XTI and Inpixon and their respective directors and officers and other members of management may, under SEC rules, be deemed to be participants in the solicitation of proxies from Inpixon’s stockholders with the proposed transaction and the other matters set forth in the registration statement. Information about Inpixon’s and XTI’s directors and executive officers is set forth in Inpixon’s filings and XTI’s filings with the SEC, including Inpixon’s 2022 Form 10-K and XTI’s 2022 Form 1-K. Additional information regarding the direct and indirect interests, by security holdings or otherwise, of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available. You may obtain free copies of these documents as described above under “Important Information About the Proposed Transaction and Where to Find It.”

No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy, sell or solicit any securities or any proxy, vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be deemed to be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

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INPIXON AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except number of shares and par value data)

	As of
	June 30, 2023	December 31, 2022
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$15,681	$10,235
Accounts receivable, net of allowances of $237 and $272, respectively	1,803	1,889
Notes and other receivables	785	86
Inventory	3,228	2,442
Note receivable	--	150
Prepaid assets and other current assets	2,181	2,803
Current assets of discontinuted operations	--	12,261
Total Current Assets	23,678	29,866

Property and equipment, net	1,009	1,064
Operating lease right-of-use asset, net	434	531
Software development costs, net	1,113	1,265
Investment in equity securities	1,414	330
Long-term investments	50	716
Intangible assets, net	2,573	2,994
Other assets	174	158
Non-current assets of discontinued operations	--	20,711
Total Assets	$30,445	$57,635

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,665	$1,503
Accrued liabilities	5,374	2,619
Operating lease obligation, current	200	211
Deferred revenue	1,124	1,323
Short-term debt	13,800	13,643
Acquisition liability	--	197
Warrant Liability	1,500	--
Current liabilities of discontinued operations	--	5,218
Total Current Liabilities	23,663	24,714

Long Term Liabilities
Operating lease obligations, noncurrent	245	334
Non-current liabilities of discontinued operations	--	472
Total Liabilities	23,908	25,520

Commitments and Contingencies	--	--

Stockholders’ Equity
Preferred Stock - $0.001 par value; 5,000,000 shares authorized.
Series 4 Convertible Preferred Stock - 10,415 shares authorized; 1 issued and 1 outstanding as of June 30, 2023 and December 31, 2022, respectively;	--	--
Series 5 Convertible Preferred Stock - 12,000 shares authorized; 126 issued and 126 outstanding as of June 30, 2023 and December 31, 2022, respectively.	--	--
Common Stock - $0.001 par value; 500,000,000 shares authorized; 43,154,195 and 3,570,894 issued and 43,154,194 and 3,570,893 outstanding as of June 30, 2023 and December 31, 2022, respectively.	43	4
Additional paid-in capital	346,799	346,668
Treasury stock, at cost, 1 share	(695)	(695)
Accumulated other comprehensive (loss) income	(189)	1,061
Accumulated deficit	(337,555)	(313,739)
Stockholders’ Equity Attributable to Inpixon	8,403	33,299

Non-controlling interest	(1,866)	(1,184)

Total Stockholders’ Equity	6,537	32,115

Total Liabilities and Stockholders’ Equity	$30,445	$57,635

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INPIXON AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(Unaudited)

Revenues	$2,057	$2,576	$5,161	$5,225
Cost of Revenues	390	856	1,180	1,653

Gross Profit	1,667	1,720	3,981	3,572

Operating Expenses
Research and development	2,051	2,482	4,033	4,576
Sales and marketing	1,241	754	2,357	1,924
General and administrative	4,236	5,294	9,850	12,658
Acquisition related costs	523	137	687	252
Transaction costs	43	--	1,443	--
Impairment of goodwill	--	2,030	--	2,030
Amortization of intangibles	230	396	450	743
Total Operating Expenses	8,324	11,093	18,820	22,183

Loss from Operations	(6,657)	(9,373)	(14,839)	(18,611)

Other (Expense) Income
Interest (expense)/ income, net	(1,756)	168	(3,481)	169
Other income/(expense), net	1,183	15	1,212	(28)
Unrealized gain/(loss) on equity securities	(92)	247	(58)	(1,256)
Total Other Expense	(665)	430	(2,327)	(1,115)

Net Loss from Continuing Operations, before tax	(7,322)	(8,943)	(17,166)	(19,726)
Income tax provision	(7)	(22)	(2,485)	(22)
Net Loss from Continuing Operations	(7,329)	(8,965)	(19,651)	(19,748)

Loss from Discontinued Operations, Net of Tax	--	(11,365)	(4,856)	(12,139)
Net Loss	(7,329)	(20,330)	(24,507)	(31,887)

Net Loss Attributable to Non-controlling Interest	(363)	(458)	(667)	(804)

Net Loss Attributable to Stockholders of Inpixon	$(6,966)	$(19,872)	$(23,840)	$(31,083)
Accretion of Series 7 preferred stock	--	--	--	(4,555)
Accretion of Series 8 Preferred Stock	--	(6,237)	--	(6,785)
Deemed dividend for the modification related to Series 8 Preferred Stock	--	--	--	(2,627)
Deemed contribution for the modification related to Warrants issued in connection with Series 8 Preferred Stock	--	--	--	1,469
Amortization premium- modification related to Series 8 Prefered Stock	--	1,252	--	1,362

Net Loss Attributable to Common Stockholders	$(6,966)	$(24,857)	$(23,840)	$(42,219)

Net Loss Per Share - Basic and Diluted
Continuing Operations	$(0.19)	$(6.99)	$(0.92)	$(14.90)
Discountinued Operations	$--	$(5.88)	$(0.24)	$(6.01)
Net Loss Per Share - Basic and Diluted	$(0.19)	$(12.87)	$(1.16)	$(20.91)

Weighted Average Shares Outstanding
Basic and Diluted	37,442,387	1,931,535	20,600,208	2,018,295

Comprehensive Loss
Net Loss	$(7,329)	$(20,330)	$(24,507)	$(31,887)
Unrealized gain on available for sale debt securities	--	375	--	375
Unrealized foreign exchange loss from cumulative translation adjustments	9	281	(1,250)	180
Comprehensive Loss	$(7,320)	$(19,674)	$(25,757)	$(31,332)

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INPIXON AND SUBSIDIARIES

CONSOLIDATED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Six Months Ended
	June 30,
	2023	2022
	(Unaudited)
Cash Flows Used In Operating Activities
Net loss	$(24,507)	$(31,887)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	624	650
Amortization of intangible assets	1,255	3,026
Amortization of right of use asset	158	353
Stock based compensation	570	2,274
Amortization of warrant liability to redemption value	20	--
Earnout expense valuation benefit	--	(2,827)
Gain on settlement with FOXO	(1,142)	--
Amortization of debt issuance costs	1,686	(92)
Unrealized gain on note	--	344
Unrealized loss on foreign currency transactions	(178)	--
Distribution of equity method investment shares to employees as compensation	666	--
Deferred income tax	2,591	(1)
Unrealized loss on equity securities	58	1,256
Impairment of goodwill	--	7,570
Gain on fair value of warrant liability	71	--
Other	22	181

Changes in operating assets and liabilities:
Accounts receivable and other receivables	(1,016)	361
Inventory	(779)	285
Prepaid expenses and other current assets	890	1,357
Other assets	(4)	25
Accounts payable	(634)	(1,498)
Accrued liabilities	3,796	542
Income tax liabilities	(119)	(40)
Deferred revenue	325	(1,096)
Operating lease obligation	(158)	(327)
Net Cash Used in Operating Activities	$(15,805)	$(19,544)

Cash Flows Used in Investing Activities
Purchase of property and equipment	(45)	(140)
Investment in capitalized software	(135)	(306)
Purchase of convertible note	--	(5,500)
Sales of treasury bills	--	43,001
Proceeds from repayment of note receivable	150	--
Issuance of note receivable	(450)	--
Net Cash (Used in) Provided By Investing Activities	$(480)	$37,055

Cash From Financing Activities
Net proceeds from issuance of preferred stock and warrants	$--	46,906
Net proceeds from promissory note	125	364
Net proceeds from ATM	20,383	--
Cash paid for redemption of preferred stock series 7	--	(49,250)
Taxes paid related to net share settlement of restricted stock units	--	(336)
Net proceeds from issuance of warrants	1,409	--
Repayment of CXApp acquisition liability	(197)	(1,847)
Common shares issued for net proceeds from warrants	1	--
Distribution to shareholders related to spin-off of CXApp	(10,003)	--
Net Cash Provided By (Used in) Financing Activities	$11,718	$(4,163)

Effect of Foreign Exchange Rate on Changes on Cash	13	(73)

Net (Decrease) Increase in Cash and Cash Equivalents	(4,554)	13,275

Cash and Cash Equivalents - Beginning of year	20,235	52,480

Cash and Cash Equivalents - End of year	$15,681	$65,755

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Reconciliation of Non-GAAP Financial Measures:

	For the 3 Months Ended		For the 6 Months Ended
	June 30,		June 30,
(In thousands)	2023	2022	2023	2022

Net loss attributable to common stockholders	$(6,966)	$(24,857)	$(23,840)	$(42,219)
Loss from discontinued operatios, net of tax	-	11,365	4,856	12,139
Interest expense/(income), net	1,756	(168)	3,481	(169)
Income tax provision	7	22	2,485	22
Depreciation and amortization	425	737	844	1,418
EBITDA	(4,778)	(12,901)	(12,174)	(28,809)
Adjusted for:
Non-recurring one-time charges:
Unrealized (gain)/loss on equity securities	92	(247)	58	1,256
Acquisition transaction/financing costs	523	137	687	252
Professional service fees	-	-	-	8
Impairment of goodwill	-	2,030	-	2,030
Transaction costs	43	-	1,443	-
Accretion of series 7 preferred stock	-	-	-	4,555
Accretion of series 8 preferred stock	-	6,237	-	6,785
Deemed dividend for the modification related to Series 8 preferred stock	-	-	-	2,627
Deemed contribution for the modication related to warrants issued in connection with the Series 8 Preferred Stock	-	-	-	(1,469)
Amortization premium - modification to Series 8 preferred stock	-	(1,252)	-	(1,362)
Distribution of equity method investment shares to employees as compensation	-	-	666	-
Gain on equity securities	(1,142)	-	(1,142)	-
Unrealized foreign exchange (gains)/losses	28	35	(145)	124
Bad debts expense/provision	24	-	24	-
Reserve for inventory obsolescense	16	-	16	-
Stock-based compensation – compensation and related benefits	241	741	570	2,274
Severance costs	-	-	127	62
Adjusted EBITDA	$(4,953)	$(5,220)	$(9,870)	$(11,667)

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	For the 3 Months Ended		For the 6 Months Ended
	June 30,		June 30,
(In thousands, except share data)	2023	2022	2023	2022

Net loss attributable to common stockholders	$(6,966)	$(24,857)	$(23,840)	$(42,219)
Adjustments:
Non-recurring one-time charges:
Loss from discountinued operations, net of tax	-	11,365	4,856	12,139
Unrealized (gain)/loss on equity securities	92	(247)	58	1,256
Acquisition transaction/financing costs	523	137	687	252
Professional service fees	-	-	-	8
Impairment of goodwill	-	2,030	-	2,030
Transaction costs	43	-	1,443	-
Accretion of series 7 preferred stock	-	-	-	4,555
Accretion of series 8 preferred stock	-	6,237	-	6,785
Deemed dividend for the modification Series 8 preferred stock	-	-	-	2,627
Deemed contribution for the modication related to warrants issued in connection with the Series 8 Preferred Stock	-	-	-	(1,469)
Amortization premium - modification to Series 8 preferred stock	-	(1,252)	-	(1,362)
Distribution of equity method investment shares to employees as compensation	-	-	666	-
Gain on equity securities	(1,142)	-	(1,142)	-
Unrealized foreign exchange (gains)/losses	28	35	(145)	124
Bad debts expense/provision	24	-	24	-
Reserve for inventory obsolescence	16	-	16	-
Stock-based compensation - compensation and related benefits	241	741	570	2,274
Severance costs	-	-	127	62
Amortization of intangibles	230	563	449	1,078
Proforma non-GAAP net loss	$(6,911)	$(5,248)	$(16,231)	$(11,860)
Proforma non-GAAP net loss per basic and diluted common share	$(0.18)	$(2.72)	$(0.79)	$(5.88)
Weighted average basic and diluted common shares outstanding	37,442,387	1,931,535	20,600,208	2,018,295

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